Exhibit 99.1
Reynolds Consumer Products Reports
Second Quarter 2023 Financial Results
Leading Categories & Expanding Margins
Executing Reynolds Cooking & Baking Recovery Initiatives
Reiterating Full Year Revenue Outlook & Updating Full Year Earnings Guide
Voluntary $100M Debt Payment
LAKE FOREST, IL, August 9, 2023 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the second quarter ended June 30, 2023.
Second Quarter 2023 Highlights
•Net Revenues of $940 million, up 3% over Q2 prior year Net Revenues
•Net Income of $66 million vs. $52 million in Q2 2022, up 27% over Q2 prior year Net Income
•Adjusted EBITDA of $150 million vs. $118 million in Q2 2022, up 27% over Q2 prior year Adjusted EBITDA
•Earnings Per Share of $0.32 vs. $0.25 in Q2 2022, up 28% over Q2 prior year Earnings Per Share
Adjusted Earnings Per Share of $0.32 vs. $0.26 in Q2 2022, up 23% over Q2 prior year Adjusted Earnings Per
Share
•Operating Cash Flow of $207 million in first six months of 2023 vs. $101 million in first six months of 2022

Net revenues increased 3% driven by higher pricing and unchanged volume by comparison to volume in the prior year. Net income and Adjusted EBITDA increased driven by year-over-year improvements in all businesses primarily as a result of pricing actions implemented in the prior year and lower operational costs which were partially offset by expected increases in SG&A expenses. In addition, net income was impacted by higher interest costs consistent with the Company’s guide.

“I am exceptionally pleased with our second quarter results which were driven by the continued successful implementation of Reynolds Cooking & Baking recovery initiatives and effective execution of our plan in all businesses,” said President and Chief Executive Officer, Lance Mitchell. “As a result of our team’s focus on achieving historical levels of profitability, we enter the second half of our fiscal year with restored earnings in all four of our businesses, continued leadership of our categories and a comprehensive plan to drive growth of our categories and business. Our integrated brand and store brand business model remains a competitive advantage. We are building on that foundation by increasing our investment in advertising, implementing proven promotional programs and driving innovation - including new sustainable product solutions. We are forecasting strong earnings growth for the remainder of the year and have resumed paying down debt enabled by improved earnings, strong working capital management and continued capital investment discipline.”

Reynolds Cooking & Baking
•Net revenues increased $27 million, or 9%, to $321 million
•Adjusted EBITDA increased $4 million, or 11%, to $40 million

Net revenues increased 9% driven by strong volume across multiple product categories, partially offset by implementing focused trade and promotional investments. Adjusted EBITDA increased 11% driven by volume growth and partially offset by lower pricing.

The Reynolds Cooking & Baking recovery plan continues to be skillfully executed resulting in outstanding results. In the second quarter, we again achieved operational and gross margin objectives established at the start of the year driven by the implementation of extensive initiatives to stabilize and increase manufacturing consistency and reliability. Planned marketing promotional programs and advertising investments also produced growth better than expectations.
Volume increased 12% driven by further share gains by Reynolds Wrap, improving Reynolds Kitchen® parchment trends and new products. Reynolds Kitchens® Stay Flat Parchment Paper with SmartGrid® was launched and Reynolds Kitchens® Air Fryer Liners gained additional distribution.

Non-retail sales of $55 million, which are consistently low margin, were down versus non-retail sales of $61 million in the second quarter of 2022. Reynolds Cooking & Baking retail sales increased $33 million by comparison to the prior year driven by a 15% increase in volume.

Hefty Waste & Storage
•Net revenues decreased $9 million, or 4%, to $229 million
•Adjusted EBITDA increased $16 million, or 35%, to $62 million
Net revenues decreased 4% as lower volume was partially offset by price increases implemented last year. Adjusted EBITDA increased 35%, reflecting the business operating at restored levels of profitability.
Volume decreased 8% driven by category declines and consumer migration to store brands, where our share increased.

Waste bag and slider food bag share performance remained strong driven by innovation and increased investment in trade and advertising. In waste bags, the Hefty brand is holding share and the Company’s share of store brand waste bags also increased. In food bags, Hefty’s share of slider bags grew in the quarter driven by strong retail distribution gains of the new half-gallon freezer and storage bags.

Innovation highlights include further growth for Hefty Fabuloso® reflecting distribution and share gains for Hefty Fabuloso® Lavender and Hefty Fabuloso® Lemon, new Hefty Ultra Strong Waste Bags with 50% Recovered Materials and Hefty and store brand waste bag made with post-consumer recycled materials.

Hefty Tableware
•Net revenues increased $11 million, or 5%, to $251 million
•Adjusted EBITDA increased $20 million, or 80%, to $45 million
Net revenues increased 5% as price increases implemented in the prior year more than offset lower volume. Adjusted EBITDA increased 80% reflecting the business continuing to operate at restored levels of profitability.
Volume decreased 7% consistent with disposable category trends.

Hefty Tableware held brand share of disposable tableware while benefiting from consumer migration to store brands. The business’s focus on Hefty ECOSAVE™, Hefty Compostable Printed Paper and other sustainable solutions continued to yield positive results including a grant to The New Norm, a startup transforming party cups into sustainable yarns and fabrics.
Presto Products
•Net revenues decreased $5 million, or 3%, to $145 million
•Adjusted EBITDA increased $3 million, or 12%, to $28 million
Net revenues decreased 3% as a result of lower volume. Adjusted EBITDA increased 12% reflecting lower operational costs.
Volume decreased 3% driven by lower specialty product sales volume partially offset by continued strength for Presto’s food bag products.
Presto holds a majority share of store brand press-to-close food bags and built share as store brands’ share of press-to-close food bags increased. New products including stand-and-fill food bags, which provide a point of differentiation versus store brands and branded alternatives, continued to contribute to share growth.

Year to Date 2023 Highlights

• Net Revenues of $1,814 million, up 3% over comparable prior year period net revenues
• Net Income of $83 million vs. $104 million in the comparable prior year period
• Adjusted EBITDA of $232 million vs. $230 million in the comparable prior year period
• Earnings Per Share of $0.40 vs. $0.50 in the comparable prior year period; Adjusted Earnings Per Share of
$0.40 vs. $0.52 in the comparable prior year period

Net revenues increased 3% driven by the timing of pricing actions implemented in the prior year. Net income decreased 20% and Adjusted EBITDA increased 1% as restored profitability in Hefty Waste & Storage, Hefty Tableware and Presto was offset by low profitability for Reynolds Cooking & Baking in the first quarter. Timing of pricing actions more than offset increased operational and personnel costs, professional fees and increased investments in advertising. In addition, Net income was impacted by higher interest costs.

Balance Sheet and Cash Flow Highlights
At June 30, 2023, our cash and cash equivalents were $83 million, and our outstanding debt was $2,081 million resulting in net debt of $1,998 million. Subsequent to June 30, 2023, the Company made a voluntary principal payment of $100 million on its term loan facility.

Capital expenditures were $51 million for the six months ended June 30, 2023 compared to $56 million in the prior year.
Operating cash flow of $207 million in the six months ended June 30, 2023 represents a $106 million increase over the same period in the prior year primarily driven by reductions in working capital.
Fiscal Year and Third Quarter Outlook
The Company updates its earnings outlook for the full year and introduces its third quarter 2023 outlook as follows:

	Prior Full Year 2023 Outlook	Updated Full Year 2023 Outlook
Net revenues	Flat +/- 1% growth	Flat +/- 1% growth
Net income⁽¹⁾	$274 to $296 million	$281 to $296 million
Adjusted EBITDA	$605 to $635 million	$615 to $635 million
Earnings per share⁽¹⁾	$1.30 to $1.41	$1.34 to $1.41
Net debt	$1.8 to $1.9 billion	$1.8 to $1.9 billion

Q3 2023 Outlook
Net revenues	-3% to -5% growth
Net income⁽¹⁾	$71 to $79 million
Adjusted EBITDA	$155 to $165 million
Earnings per share⁽¹⁾	$0.34 to $0.38
(1)The Company is not providing projected adjusted net income or adjusted earnings per share, as it does not anticipate using or presenting such non-GAAP metrics in these periods.
Reynolds Cooking & Baking is performing well and is on track for earnings consistent with historical levels in the second half of 2023.
Commodity rates have been consistent with Company expectations since reporting first quarter 2023 results and are expected to remain stable over the balance of the year.
The Company expects a 3% to 5% decline in third quarter net revenues consisting of essentially unchanged pricing and 3% to 5% lower volume. Memorial Day and July Fourth holiday promotions resulted in stronger second quarter shipments and higher household inventories at the start of the third quarter.

The Company expects full-year net revenues to be in line with prior year net revenues, plus or minus 1%, consisting of 2% higher pricing and 2% lower volume at the mid-point of the guide.
•Consolidated retail volume is estimated to be in line with prior year consolidated retail volume.
•Consolidated non-retail sales are estimated to be down $60 million by comparison to $268 million in the prior year.

“Our second quarter results exceeded our expectations driven by a better than expected top-line, operational and cost improvements in Reynolds Cooking & Baking and a continuation of restored profitability in our other three businesses,” said Chief Financial Officer, Michael Graham. “We reiterate expected net revenues guidance, increase full-year earnings expectations to reflect second quarter performance and issue guidance for continued margin expansion in the third quarter. We will continue to invest in advertising and proven promotional events while paying down debt driven by earnings growth, ongoing initiatives to reduce working capital and continued capital spending discipline.”

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on August 31, 2023, to shareholders of record as of August 17, 2023.
Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® trash bags, in addition to dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our third quarter and fiscal year 2023 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenues	$922	$896	$1,774	$1,714
Related party net revenues	18	21	40	48
Total net revenues	940	917	1,814	1,762
Cost of sales	(712)	(733)	(1,430)	(1,410)
Gross profit	228	184	384	352
Selling, general and administrative expenses	(107)	(91)	(212)	(174)
Other expense, net	(1)	(7)	(1)	(12)
Income from operations	120	86	171	166
Interest expense, net	(31)	(16)	(60)	(28)
Income before income taxes	89	70	111	138
Income tax expense	(23)	(18)	(28)	(34)
Net income	$66	$52	$83	$104

Earnings per share:
Basic	$0.32	$0.25	$0.40	$0.50
Diluted	$0.32	$0.25	$0.40	$0.50

Weighted average shares outstanding:
Basic	210.0	209.9	210.0	209.8
Diluted	210.0	209.9	210.0	209.9

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of June 30, 2023	As of December 31, 2022
Assets
Cash and cash equivalents	$83	$38
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	386	348
Other receivables	4	15
Related party receivables	7	7
Inventories	614	722
Other current assets	52	41
Total current assets	1,146	1,171
Property, plant and equipment (net of accumulated depreciation of $859 and $821)	716	722
Operating lease right-of-use assets, net	59	65
Goodwill	1,879	1,879
Intangible assets, net	1,016	1,031
Other assets	66	61
Total assets	$4,882	$4,929
Liabilities
Accounts payable	$225	$252
Related party payables	34	46
Current portion of long-term debt	25	25
Current operating lease liabilities	15	14
Income taxes payable	2	14
Accrued and other current liabilities	164	145
Total current liabilities	465	496
Long-term debt	2,056	2,066
Long-term operating lease liabilities	46	53
Deferred income taxes	368	365
Long-term postretirement benefit obligation	34	34
Other liabilities	54	47
Total liabilities	$3,023	$3,061
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,389	1,385
Accumulated other comprehensive income	52	52
Retained earnings	418	431
Total stockholders’ equity	1,859	1,868
Total liabilities and stockholders’ equity	$4,882	$4,929

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Six Months Ended June 30,
	2023	2022
Cash provided by operating activities
Net income	$83	$104
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	61	57
Deferred income taxes	2	(3)
Stock compensation expense	6	4
Change in assets and liabilities:
Accounts receivable, net	(38)	57
Other receivables	11	4
Related party receivables	—	3
Inventories	108	(151)
Accounts payable	(15)	22
Related party payables	(12)	8
Income taxes payable / receivable	(11)	(2)
Accrued and other current liabilities	19	12
Other assets and liabilities	(7)	(14)
Net cash provided by operating activities	207	101
Cash used in investing activities
Acquisition of property, plant and equipment	(51)	(56)
Net cash used in investing activities	(51)	(56)
Cash used in financing activities
Repayment of long-term debt	(12)	(12)
Dividends paid	(96)	(96)
Other financing activities	(3)	—
Net cash used in financing activities	(111)	(108)
Net increase (decrease) in cash and cash equivalents	45	(63)
Cash and cash equivalents at beginning of period	38	164
Cash and cash equivalents at end of period	$83	$101

Cash paid:
Interest	58	24
Income taxes	36	37

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended June 30, 2023	$321	$229	$251	$145	$(6)	$940
Three Months Ended June 30, 2022	294	238	240	150	(5)	917
Six Months Ended June 30, 2023	604	463	475	288	(16)	1,814
Six Months Ended June 30, 2022	562	466	450	292	(8)	1,762
Adjusted EBITDA
Three Months Ended June 30, 2023	$40	$62	$45	$28	$(25)	$150
Three Months Ended June 30, 2022	36	46	25	25	(14)	118
Six Months Ended June 30, 2023	43	117	76	47	(51)	232
Six Months Ended June 30, 2022	64	91	48	44	(17)	230
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended June 30, 2023 vs. the Three Months Ended June 30, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	(3)%	12%	9%
Hefty Waste & Storage	4%	(8)%	(4)%
Hefty Tableware	12%	(7)%	5%
Presto Products	—%	(3)%	(3)%
Total RCP	3%	—%	3%

Components of Change in Net Revenues for the Six Months Ended June 30, 2023 vs. the Six Months Ended June 30, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	—%	7%	7%
Hefty Waste & Storage	5%	(6)%	(1)%
Hefty Tableware	13%	(7)%	6%
Presto Products	—%	(1)%	(1)%
Total RCP	4%	(1)%	3%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus IPO and separation-related costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and third quarter 2023, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2023 to expected total debt without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of Non-GAAP measures used in this release (with the exception of our December 31, 2023 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)		(in millions)
Net income – GAAP	$66	$52	$83	$104
Income tax expense	23	18	28	34
Interest expense, net	31	16	60	28
Depreciation and amortization	30	29	61	57
IPO and separation-related costs (1)	—	3	—	7
Adjusted EBITDA (Non-GAAP)	$150	$118	$232	$230
(1)Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS
(amounts in millions, except per share data)

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$66	$210	$0.32	$52	$210	$0.25
Adjustments:
IPO and separation-related costs (1)	—	210	—	2	210	0.01
Adjusted (Non-GAAP)	$66	$210	$0.32	$54	$210	$0.26
(1)Amounts are after tax, calculated using a tax rate of 25.2% for the three months ended June 30, 2022, which is our effective tax rate for the period presented.

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$83	$210	$0.40	$104	210	$0.50
Adjustments:
IPO and separation-related costs (1)	—	210	—	5	210	0.02
Adjusted (Non-GAAP)	$83	$210	$0.40	$109	210	$0.52
(1)    Amounts are after tax, calculated using a tax rate of 24.8% for the six months ended June 30, 2022, which is our effective tax rate for the period presented.

Reynolds Consumer Products Inc.
Reconciliation of Net Debt to Total Debt
(amounts in millions)

As of June 30, 2023
Current portion of long-term debt	$25
Long-term debt	2,056
Total debt	2,081
Cash and cash equivalents	(83)
Net debt (non-GAAP)	$1,998
Reynolds Consumer Products Inc.
Reconciliation of Q3 2023 and FY2023 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended September 30, 2023		Year Ended December 31, 2023
	Low	High	Low	High
Net income (GAAP)	$71	$79	$281	$296
Income tax expense	24	26	94	99
Interest expense, net	31	31	120	120
Depreciation and amortization	29	29	120	120
Adjusted EBITDA	$155	$165	$615	$635